Exhibit 99.1

Brekford Announces Third Quarter Operating Results

HANOVER, MD--(Marketwire - Nov 9, 2012) - Brekford Corp. (the "Company") (OTCBB: BFDI) (OTCQB: BFDI), a leading public safety technology service provider of fully integrated traffic safety solutions, vehicle up-fitting, and rugged mobile technology, today announced its operating results for the third quarter and first nine months of 2012.

"Our third quarter operating results were significantly influenced by the timing in our receipt of over $2.2 million in vehicle upfitting contracts, along with unanticipated delays in the commencement of a new automated speed enforcement program in Maryland," stated C. B. Brechin, Chief Executive Officer of Brekford Corp. "As these new contracts will positively influence our operating results in the current three-month period, we expect to end the year with a stronger fourth quarter."

"We have made a conscious effort over the past year to stay ahead of the R&D curve," continued Brechin. "It is critical for our shareholders to understand the impact of traffic safety solutions to our long-term business model. While our vehicle upfitting business provides stability, our automated traffic safety solutions business offers significant growth potential near-term as well as over the next several years."

"Last week, we announced that Brekford was selected by the City of Baltimore to manage the largest combined automated speed and red light enforcement program in North America. This is a tremendous 'win' for the Company and its shareholders, and it illustrates how far Brekford has come in the two years since we entered the automated traffic safety enforcement market. Our selection by the City of Baltimore is even more impressive in light of the facts that (1) we were competing against two of the largest companies in the automated traffic enforcement industry and (2) we took the contract away from the incumbent vendor, Xerox State and Local Solutions, Inc., which has been managing the Baltimore program for over a decade."

"Based upon publicly available information, we believe that tickets issued by the Baltimore speed and red light cameras should generate gross citations in excess of $135 million during the initial five-year term of the program under Brekford's management. Thereafter, the City will have the option to renew the contract up to three (3) more times for periods of one (1) year each, for a total contract term of up to eight (8) years. While Brekford has established a strong reputation managing automated traffic enforcement programs throughout the State of Maryland, our selection to manage the Baltimore program, which currently includes over 160 cameras, clearly illustrates our ability to be competitive on large-scale projects. We look forward to bidding on other large contracts, primarily in the Eastern half of the United States, in the future," concluded Brechin.

Financial highlights for the third quarter of 2012:

Net revenue declined slightly to approximately $3.93 million for the quarter ended September 30, 2012, compared with approximately $3.98 million in the quarter ended September 30, 2011. The modest decrease in revenue was due to delays in the execution of certain major contracts and the timing of certain vehicle up-fitting orders.

The Company recorded a net loss of $50,948, or 0.00 per share, in the third quarter of 2012, versus net income of $493,924, or $0.01 per diluted share, in the third quarter of 2011. Management attributes the net loss to increases in operating expenses due to an expansion in automated traffic enforcement R&D and staffing in anticipation of future growth, and the above-mentioned delay in the execution of significant contracts.

Gross profit for the most recent quarter declined to $786,001, compared with $1,266,683 in the third quarter of 2011. Gross profit margin narrowed to 20% of revenue during the third quarter of 2012, compared with 32% in the year-earlier quarter, primarily due to variances in profit margins from electronic ticketing systems, automated traffic revenue and rugged IT products. The Company expects gross profit margins to improve in the fourth quarter of 2012 as automated traffic enforcement revenue expands with the commencement of a new contract and delayed up-fitting orders are completed and shipped.

Total operating expenses increased from $734,232 in the third quarter of 2011 to $801,279 in the third quarter of 2012. Salaries and related expenses increased $93,248 from the prior-year period due to increased staffing for automated traffic enforcement programs, higher marketing and IT expenditures, and higher employee benefit costs. Selling, general and administrative expenses declined $26,201 due to lower bad debt and legal expenses, partially offset by higher investor relations, marketing and business development, insurance, depreciation and amortization expenses.

Financial highlights for the first nine months of 2012:

Net revenue increased 6.2% to approximately $12.2 million in the nine months ended September 30, 2012, compared with approximately $11.5 million in the first nine months of 2011. The increase reflected higher revenue from automated traffic enforcement systems, electronic ticketing systems and vehicle upfitting services, partially offset by delays in the execution of major contracts.

Net income for the first nine months of 2012 totaled $198,895, compared with $938,960 in the corresponding period of the previous year. Diluted earnings per share of $0.00 in the nine months ended September 30, 2012 compared with $0.02 in the nine months ended September 30, 2011.

Gross profit for the nine months ended September 30, 2012 declined 4.1% to $2,940,986, compared with $3,066,501 in the first nine months of the previous year. Gross profit margin narrowed to 24% of revenue during the most recent nine-month period, compared with 27% in the corresponding period of the previous year.

Total operating expenses increased from $2,033,623 in the first nine months of 2011 to $2,632,078 in the year-earlier period. Salaries and related expenses increased $280,515 from the prior-year period due to increased staffing for automated traffic enforcement programs, higher marketing and IT expenditures, and higher employee benefit costs. Selling, general and administrative expenses increased $317,940 due to higher marketing, stock-based compensation, and corporate development expenses, professional fees, travel and related costs, insurance expense, and depreciation and amortization expenses.

As of September 30, 2012, the Company's total assets approximated $8.9 million, compared with approximately $8.1 million on December 31, 2011. Cash on hand increased 19% during the first nine months of 2012 to approximately $2.2 million, versus approximately $1.8 million at the end of 2011, and the Company's current ratio stood at 1.8-to-1.0 ($6.1 million in current assets vs. $3.5 million in current liabilities). There were no borrowings outstanding against the Company's bank line of credit as of September 30, 2012.

The Company has available an aggregate $3.5 million credit facility with PNC Bank, N.A., consisting of a $3.0 million revolving line of credit and a $500,000 non-revolving equipment credit line. Amounts borrowed under the revolving credit facility bear interest at an annual rate equivalent to the daily LIBOR rate plus 2.5%.

About Brekford Corp.

Brekford Corp. has provided state-of-the art mobile technology and traffic safety solutions to municipalities, the U.S. military, various federal entities and other security and public safety agencies throughout the United States over the last ten years. Its services include automated traffic safety solutions and an end-to-end suite of mobile computer, video technology and equipment upfitting services. Brekford's combination of upfitting services, cutting-edge technology, and automated traffic enforcement services offers a unique 360-degree solution for any organization, including homeland security and law enforcement agencies. Additional information about Brekford may be found online at www.brekford.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of that term in Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, market conditions, the cost and success of development activities and the ability to successfully manage growth. Readers are referred to the documents filed by Brekford Corp. with the SEC, specifically the Company's most recent reports filed on Form 10-K and Forms 10-Q, which further identify important risks, trends and uncertainties which could cause actual results to differ materially from the forward-looking statements in this press release. The Company expressly disclaims any obligation to update any forward-looking statements.

Brekford Corp.
Condensed Statement of Operations (Unaudited)
($000, except per-share figures)

	Three Months Ended		Nine Months Ended

	9/30/12	9/30/11	9/30/12	9/30/11

Net Revenue	$3,934	$3,989	$12,170	$11,457

Gross Profit	786	1,267	2,941	3,066

Income (Loss) from Operations	(15)	532	309	1,033

Total Other Expense	(36)	(39)	(110)	(94)

Net Income (Loss)	$(51)	$494	$199	$939

Earnings Per Share - Basic and Diluted	$0.00	$0.01	$0.00	$0.02

Weighted Avg. Number of Shs. Outstanding - Basic	44,223	40,744	44,092	40,626

Weighted Avg. Number of Shs. Outstanding - Diluted	46,869	44,812	47,076	42,533

BALANCE SHEET ($000)

	9/30/12	12/31/11

Cash and Cash Equivalents	$2,182	$1,833

Current Assets	6,135	6,073

Total Assets	8,966	8,139

Current Liabilities	3,483	3,341

Total Liabilities	5,023	4,400

Stockholders' Equity	$3,943	$3,739